Exhibit 18


August 8, 1997



Mr. Donald Kiernan
Senior Vice President, Treasurer and
   Chief Financial Officer
SBC Communications, Inc.
175 W. Houston Street
San Antonio, Texas  78205



Dear Mr. Kiernan:

Note 3 of Notes to Consolidated Financial Statements of Pacific Bell (PacBell) included in its Form 10-Q for the six months ended June 30, 1997 describes changes in the methods of accounting for pensions and postretirement benefits. You have advised us that you believe that the changes are to conform the accounting of SBC Communications Inc. (SBC) and PacBell and that the new methods are preferable because the new methods for pensions and postretirement benefits are more widely used. These changes were made by SBC in its consolidated financial statements reflecting the business combination with Pacific Telesis Group accounted for as a pooling of interests, as reported in SBC's Form 8-K dated May 8, 1997.

We conclude that the changes in the methods for accounting for the items described above are to acceptable alternative methods which, based on your business judgment to make these changes for the reasons cited above, are preferable in your circumstances. We have not conducted an audit in accordance with generally accepted auditing standards of any financial statements of PacBell as of any date or for any period and therefore we do not express any opinion on any financial statements of Pacific Bell.



                                           ERNST & YOUNG LLP